PACIFIC LIFE FUND - PL Real Estate Fund

Report Pursuant to Rule 10f-3

Quarter Ended September 30, 2009



Securities Purchased
Common Stock


(1) Name of Issuer
ColonyFinancial Inc.



(2) Description of Security (name, coupon, maturity, subordination, common stock, etc.)
ColonyFinancial
Ticker: CLNY,
Common Stock



(3) Date of Purchase
09/23/2009



(4) Date of Offering
09/23/2009



(5) Unit Price
20.00



(6) Principal Amount of Total Offering
$250,000,000



(7) Underwriting Spread   (% and $)
5% and $1.00



(8) Names of Syndicate Members
BofA Merrill Lynch, Goldman Sachs & Co. Morgan
Stanley, UBS Investment Bank, Calyon Securities
(USA) Inc. HSBC,  JMP Securities, Keefe, Bruyette
& Woods, RBC Capital Markets



(9) Dollar Amount of Purchase by the Portfolio
$146,200



(10) % of Offering Purchased by Portfolio
0.0585%



(11) % of Offering Purchased by Associated Accounts
5.9415%



(12) % of Portfolio Assets Applied to Purchase
0.4500%



(13) Name(s) of Syndicate Members (s) from whom Purchased
Merrill Lynch



(14) Name of Affiliated Underwriter
Morgan Stanley